Exhibit 99.1

Nucor Reports Record Annual Earnings for 2018

- 2018 record earnings per diluted share of $7.42 is 24% higher than previous record earnings of $5.98 per diluted share reported in 2008

CHARLOTTE, N.C., Jan. 29, 2019 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings of $2.36 billion, or $7.42 per diluted share, for 2018 compared to $1.32 billion, or $4.10 per diluted share, for 2017. The new earnings record of $7.42 per diluted share in 2018 is a 24% increase as compared to the Company's previous record earnings of $5.98 per diluted share reported in 2008.

Nucor reported consolidated net earnings of $646.8 million, or $2.07 per diluted share, for the fourth quarter of 2018. By comparison, Nucor reported consolidated net earnings of $676.7 million, or $2.13 per diluted share, for the third quarter of 2018 and $383.9 million, or $1.20 per diluted share, for the fourth quarter of 2017. Consolidated net earnings of $646.8 million reported in the fourth quarter of 2018 represents the strongest fourth quarter performance in the Company's history.

"The best way to sum up 2018 is this - it was a record year for Nucor. We posted record earnings per share and record revenue, and we shipped a record amount of steel," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "Over the past decade, we have been positioning Nucor to take full advantage of an upturn in the steel market. During that time, we invested more than $9 billion to increase the Company's peak earnings power. These investments enhanced our competitive strengths by building on our product diversity and market leadership positions. Our 2018 financial results demonstrate that Nucor's disciplined strategy of investing for profitable growth is working."

Selected Segment Data
In the first quarter of 2018, the Company began reporting its tubular products and piling businesses as part of the steel products segment. These businesses were previously included in the steel mills segment. All prior period segment data presented in this news release has been recast to reflect this change. Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the fourth quarter and full year 2018 and 2017 (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Steel mills	$ 882,438	$ 324,275	$ 3,500,085	$ 1,953,075
Steel products	86,837	100,515	467,105	337,978
Raw materials	55,773	26,721	236,241	129,296
Corporate/eliminations	(147,772)	(129,270)	(974,040)	(670,392)
	$ 877,276	$ 322,241	$ 3,229,391	$ 1,749,957

Financial Review
For 2018, Nucor's consolidated net sales increased 24% to $25.07 billion, compared with $20.25 billion for 2017. In 2018, Nucor posted its highest consolidated sales in the Company's history, surpassing Nucor's previous record by 6%. Total tons shipped to outside customers in 2018 were 27,899,000, an increase of 5% from 2017, while average sales price per ton increased 18%.

Nucor's consolidated net sales decreased 7% to $6.30 billion in the fourth quarter of 2018 compared with $6.74 billion in the third quarter of 2018 and increased 24% compared with $5.09 billion in the fourth quarter of 2017. Average sales price per ton decreased 2% compared to the third quarter of 2018 and increased 21% compared to the fourth quarter of 2017. Total tons shipped to outside customers were 6,687,000 tons in the fourth quarter of 2018, a 5% decrease from the third quarter of 2018 and an increase of 2% from the fourth quarter of 2017. Total fourth quarter steel mill shipments decreased 6% from the third quarter of 2018 and increased 2% from the fourth quarter of 2017. Fourth quarter downstream steel products shipments to outside customers decreased 10% from the third quarter of 2018 and decreased 1% from the fourth quarter of 2017.

Third quarter 2018 results included a non-cash impairment charge of $110.0 million, or $0.26 per diluted share, related to our proved producing natural gas well assets. Also included in the third quarter of 2018 earnings was a benefit of $24.8 million, or $0.06 per diluted share, related to insurance recoveries. Fourth quarter of 2017 results included a net benefit of $175.2 million, or $0.55 per diluted share, related to the impacts of U.S. federal tax legislation enacted in the fourth quarter of 2017.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2018 was $359, a 4% decrease compared to $374 in the third quarter of 2018 and a 13% increase compared to $317 in the fourth quarter of 2017. The average scrap and scrap substitute cost per gross ton used for the full year 2018 was $361, an 18% increase from $307 for the full year 2017.

Overall operating rates at our steel mills decreased to 88% in the fourth quarter of 2018 as compared to 92% in the third quarter of 2018 and increased compared to 82% in the fourth quarter of 2017. Steel mill operating rates for the full year 2018 increased to 91% as compared to 86% for the full year 2017.

Total steel mill energy costs in the fourth quarter of 2018 increased approximately $2 per ton compared to the third quarter of 2018 and increased approximately $1 compared to the fourth quarter of 2017. The increases from the third quarter of 2018 and fourth quarter of 2017 were mainly due to higher natural gas unit costs. Energy costs for the full year 2018 decreased approximately $1 per ton from the full year 2017 mainly due to lower unit costs for natural gas.

Our liquidity position remains strong with approximately $1.4 billion in cash and cash equivalents as of December 31, 2018 and an untapped $1.5 billion revolving credit facility that does not expire until April 2023.

During the fourth quarter of 2018, Nucor repurchased approximately 8.4 million shares of its common stock for an average price of $60.19 per share. At December 31, 2018, Nucor had approximately 305,591,000 shares outstanding and approximately $1.5 billion available under its share repurchase program.

Recent Developments
In November 2018, Nucor's board of directors declared a cash dividend of $0.40 per share payable on February 11, 2019 to stockholders of record on December 31, 2018. This dividend is Nucor's 183rd consecutive quarterly cash dividend, and it marks 46 consecutive years of an increased base dividend. Over the past ten years, Nucor has returned more than $5 billion in capital to its stockholders in the form of base dividends, supplemental dividends and share repurchases.

In January 2019, Nucor announced that it will build a state-of-the-art plate mill in the U.S. Midwest. Nucor's board of directors approved an investment of $1.35 billion to build the mill, which is expected to be fully operational in 2022 and will be capable of producing approximately 1.2 million tons per year of steel plate products. This advanced mill will provide us enhanced ability to serve customers in the region, which is the largest plate-consuming area in the U.S., and to meet all the steel needs of customers around the country. The site for the new mill is anticipated to be selected early this year.

Fourth Quarter Analysis
As expected, the fourth quarter of 2018 was another strong quarter for Nucor. Earnings in the fourth quarter of 2018 declined from the third quarter of 2018 due in part to typical seasonality. The profitability of the steel mills segment decreased from the third quarter of 2018 due to lower shipments across the segment and lower average selling prices at our sheet, bar and structural mills. The performance of our steel products segment decreased from the third quarter of 2018 due to some decline in our tubular products group, which experienced a strong third quarter, and our rebar fabrication businesses. The raw materials segment's performance decreased in the fourth quarter of 2018 as compared to the third quarter of 2018 due to decreased earnings of our DRI businesses.

Outlook
Following 2018's record-setting earnings performance, we believe that 2019 will be another strong year as we expect the earnings performance to be one of the best in Nucor's history. As we enter 2019, we have a positive outlook on end-use demand and general economic conditions.

We expect another strong quarter for earnings in the first quarter of 2019. Although sheet pricing and margins are expected to decrease in the first quarter of 2019 as compared to the fourth quarter of 2018, this will be partially offset by expected increases in profitability of our bar mills and structural mills. The performance of the raw materials segment is expected to decrease in the first quarter of 2019 as compared to the fourth quarter of 2018 due to the decreased performance of our DRI businesses, which continue to be negatively impacted by declining average selling prices for raw materials that began in the fourth quarter of 2018. The profitability of our steel products segment in the first quarter of 2019 is expected to be similar to the fourth quarter of 2018. We expect first quarter of 2019 earnings to be much stronger than the first quarter of 2018.

About Nucor
Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements
Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Broadcast of Conference Call
You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 29, 2019 at 2:00 p.m. Eastern time. The conference call will be available over the Internet at www.nucor.com.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2018	Dec. 31, 2017	Percentage Change	Dec. 31, 2018	Dec. 31, 2017	Percentage Change
Steel mills total shipments:
Sheet	2,573	2,566	-	10,789	10,607	2%
Bars	2,014	1,982	2%	8,895	8,009	11%
Structural	615	504	22%	2,437	2,111	15%
Plate	630	556	13%	2,418	2,300	5%
Other	56	173	-68%	350	590	-41%
	5,888	5,781	2%	24,889	23,617	5%

Sales tons to outside customers:
Steel mills	4,765	4,629	3%	19,890	19,137	4%
Joist	135	140	-4%	490	472	4%
Deck	127	128	-1%	479	457	5%
Cold finished	132	126	5%	569	487	17%
Fabricated concrete
reinforcing steel	274	285	-4%	1,225	1,142	7%
Piling	127	144	-12%	565	564	-
Tubular products	229	225	2%	1,058	917	15%
Other	898	865	4%	3,623	3,316	9%
	6,687	6,542	2%	27,899	26,492	5%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended

	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Net sales	$ 6,295,884	$ 5,092,328	$ 25,067,279	$ 20,252,393

Costs, expenses and other:
Cost of products sold	5,183,622	4,571,760	20,771,871	17,682,986
Marketing, administrative and other expenses	209,300	168,102	860,722	687,531
Equity in earnings of unconsolidated affiliates	(6,083)	(11,860)	(40,240)	(41,661)
Impairment of assets	-	-	110,000	-
Interest expense, net	31,769	42,085	135,535	173,580
	5,418,608	4,770,087	21,837,888	18,502,436
Earnings before income taxes and
noncontrolling interests	877,276	322,241	3,229,391	1,749,957
Provision for income taxes	196,206	(72,853)	748,307	369,386
Net earnings	681,070	395,094	2,481,084	1,380,571
Earnings attributable to
noncontrolling interests	34,291	11,203	120,317	61,883

Net earnings attributable to
Nucor stockholders	$ 646,779	$ 383,891	$ 2,360,767	$ 1,318,688

Net earnings per share:
Basic	$2.08	$1.20	$7.44	$4.11
Diluted	$2.07	$1.20	$7.42	$4.10

Average shares outstanding:
Basic	309,804	319,210	315,858	319,990
Diluted	310,447	319,967	316,733	320,773

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2018	Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 1,398,886	$ 949,104
Short-term investments	-	50,000
Accounts receivable, net	2,505,568	2,028,545
Inventories, net	4,553,500	3,461,686
Other current assets	178,311	335,085

Total current assets	8,636,265	6,824,420

Property, plant and equipment, net	5,334,748	5,093,147

Goodwill	2,184,336	2,196,058

Other intangible assets, net	828,504	914,646

Other assets	936,735	812,987

Total assets	$ 17,920,588	$ 15,841,258

LIABILITIES
Current liabilities:
Short-term debt	$ 57,870	$ 52,833
Long-term debt due within one year	-	500,000
Accounts payable	1,428,191	1,181,346
Salaries, wages and related accruals	709,397	516,660
Accrued expenses and other current liabilities	610,842	573,925

Total current liabilities	2,806,300	2,824,764

Long-term debt due after one year	4,233,276	3,242,242

Deferred credits and other liabilities	679,044	689,464

Total liabilities	7,718,620	6,756,470
EQUITY
Nucor stockholders' equity:
Common stock	152,061	151,960
Additional paid-in capital	2,073,715	2,021,339
Retained earnings	10,337,445	8,463,709
Accumulated other comprehensive loss,
net of income taxes	(304,133)	(254,681)
Treasury stock	(2,467,010)	(1,643,291)

Total Nucor stockholders' equity	9,792,078	8,739,036

Noncontrolling interests	409,890	345,752

Total equity	10,201,968	9,084,788

Total liabilities and equity	$ 17,920,588	$ 15,841,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended

	Dec. 31, 2018	Dec. 31, 2017

Operating activities:
Net earnings	$ 2,481,084	$ 1,380,571
Adjustments:
Depreciation	630,879	635,833
Amortization	88,758	91,228
Stock-based compensation	73,422	64,176
Deferred income taxes	3,017	(221,173)
Distributions from affiliates	30,196	49,295
Equity in earnings of unconsolidated affiliates	(40,240)	(41,661)
Impairment of assets	110,000	-
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(485,433)	(329,501)
Inventories	(1,092,101)	(900,946)
Accounts payable	235,572	314,817
Federal income taxes	163,743	(107,577)
Salaries, wages and related accruals	204,796	87,700
Other operating activities	(9,741)	32,576

Cash provided by operating activities	2,393,952	1,055,338

Investing activities:
Capital expenditures	(982,531)	(448,555)
Investment in and advances to affiliates	(121,412)	(59,000)
Disposition of plant and equipment	31,589	25,315
Acquisitions (net of cash acquired)	(33,063)	(544,041)
Purchases of investments	-	(50,000)
Proceeds from the sale of investments	50,000	150,000
Other investing activities	25,348	7,389

Cash used in investing activities	(1,030,069)	(918,892)

Financing activities:
Net change in short-term debt	5,037	34,872
Proceeds from long-term debt, net of discount	995,710	-
Repayment of long-term debt	(500,000)	(600,000)
Bond issuance related costs	(7,625)	-
Issuance of common stock	24,101	7,070
Payment of tax withholdings on certain stock-based compensation	(22,123)	(14,408)
Distributions to noncontrolling interests	(56,179)	(90,974)
Cash dividends	(485,376)	(485,321)
Acquisition of treasury stock	(853,997)	(90,304)
Other financing activities	(7,725)	(3,241)

Cash used in financing activities	(908,177)	(1,242,306)

Effect of exchange rate changes on cash	(5,924)	9,003

Increase (decrease) in cash and cash equivalents	449,782	(1,096,857)

Cash and cash equivalents - beginning of year	949,104	2,045,961

Cash and cash equivalents - end of year	$ 1,398,886	$ 949,104

Non-cash investing activity:
Change in accrued plant and equipment purchases and
assets acquired by capital lease arrangements	$ 14,725	$ 58,519

CONTACT: For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841; For Media Inquiries - Katherine Miller, 704-353-9015